Exhibit 10.33

                         MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT is made as of the 1st day of November, 2001, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the "Sponsor") and Keryx Biomedical Technologies Ltd. (the "Company") an Israeli company having its registered offices at Kiryat Mada 5, Jerusalem, Israel.

     WHEREAS the Sponsor is a biopharmaceutical company engaged in the research and development of biopharmaceutical products for the world market (the "Business");

     WHEREAS the Sponsor wishes to engage the services of its subsidiary, the Company, to carry out the services more fully set forth below in connection with the Business; and

     WHEREAS the parties entered into a Management Services Agreement on April 6, 2001 (the "First Agreement"), which they now, by mutual consent, wish to cancel and replace with this Agreement.

     NOW, THEREFORE, the parties agree as follows:

1.   Services

     The Company shall, in consultation with the Sponsor:

1.1 supervise and monitor the research and development conducted in Israel in connection with the Business;

1.2 advise the Sponsor with respect to the direction of the Sponsor's research and product development in connection with the Business; and

1.3 report to the Sponsor on the progress of the research and product development being conducted in Israel in connection with the Business; and

1.4 continue with research and development, which shall include without limitation, the conducting of clinical trials; and

1.5 engage the services of advisory firms, consultants, and professionals, as it deems necessary, in order to better perform the services enumerated above (the "Services") or other services in connection therewith

2.   Payment

     In consideration for the Services, the Sponsor will pay the Company during the term of this Agreement retroactive to January 1, 2001, the following fees:

2.1 until the Company's laboratory is in operation, a monthly fee equal to the amount of 103% of expenses incurred (the "Pre-Lab Fee"), to be adjusted annually between the Sponsor and the Company, plus Value Added Tax ("VAT") thereon, if payable, at the rate applicable at the time of issue by the Company to the Sponsor of a tax invoice in respect of the Services.

2.2 subsequent to the beginning of operations in the Company's laboratory, a monthly fee equal to the amount of 112.5% of expenses incurred (the "Post-Lab Fee"), to be adjusted annually between the Sponsor and the Company, plus Value Added Tax ("VAT") thereon, if payable, at the rate applicable at the time of issue by the Company to the Sponsor of a tax invoice in respect of the Services.


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2.3  The Pre-Lab or Post-Lab  Fee, as  appropriate,  shall be paid  quarterly in advance on the first business day of January, April, July and October in each year during the term hereof.

3.   Effective Period

     This Agreement shall be effective as of January 1, 2001, and shall remain in effect until either party terminates the Agreement by giving the other party ninety (90) days prior written notice of termination.

4.   Relationship of Parties

     The Company is an independent contractor and is not an agent or employee of, and has no authority to bind, the Sponsor by contract or otherwise, unless and to the extent expressly authorized in writing by the Board of Directors of the Sponsor, whether by grant of power of attorney or otherwise.

5.   Confidentiality

     The Sponsor and the Company warrant and undertake that during the term of this Agreement and subsequent thereto, it shall maintain confidentiality and also be liable for its employees and/or representative and/or persons acting on its behalf maintaining absolute confidentiality of all in formation, details and data which is in and/or comes to its knowledge and/or that of its employees and/or representatives and/or persons acting on its behalf directly or indirectly relating to the Services, the Know How or any products based on the Know How. The Sponsor and the Company undertake not to convey or disclose (except in connection with the fulfillment of its duties under this Agreement) anything in connection with the foregoing. "Confidential Information" shall include, but shall not be limited to, confidential or proprietary scientific or technical information or data, business plans, trade secrets, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Sponsor or the Company generally, or of any subsidiary or affiliate of the Sponsor or the Company. "Confidential Information" shall not include, however, information in the public domain, information disclosed to the Sponsor or the Company by a third party entitled to disclose it without any obligation of confidentiality, or, information already known to the Sponsor or the Company prior to its receipt.

6.   Intellectual Property

6.1 The Company agrees that all intellectual property including, but without limitation, patents, patentable discoveries, copyrights, mask works, trade secrets, know-how and other intellectual property developed or conceived by the Company, its employees, consultants or agents during the terms of this Agreement and arising from services performed hereunder (the "Intellectual Property") shall be and are hereby assigned to the Sponsor as its sole and exclusive property.

6.2 The Company agrees to ensure that each of its employees, consultants and agents are bound by a written agreement that assigns any Intellectual Property to the Company or directly to the Sponsor.

6.3 The Company shall assist the Sponsor, at the Sponsor's expense, to obtain the appropriate protection for the Intellectual Property and will make available to the Sponsor, upon request, all information in the possession of the Company, its employees, consultants and agents that is necessary to obtain and maintain such protection. The Company agrees that all notes and records made or kept by the Company, its employees, consultants or agents, in connection


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     with the  Intellectual  Property are the exclusive  property of the Sponsor and that the Sponsor has the sole right to obtain copyrights upon such writings.

6.4 The obligations and rights set forth in this Section 6 shall survive the termination of this Agreement for any reason.

7.   Indemnification.

     The Company agrees to indemnify and hold harmless the Sponsor and its respective partners, affiliates, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Securities Act of 1933, as amended, (a "Sponsor Indemnified Party") from and against any and all direct losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof) but excluding consequential loss and to reimburse the Sponsor Indemnified Party for reasonable legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened, whether or not resulting in any liability, and whether or not the Sponsor or any Sponsor Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, whether or not resulting in any liability, are incurred in connection with or are in any way a result of
     (a) this Agreement, including any modifications or future additions to this Agreement, (b) any act by the Company or any Sponsor Indemnified Party taken in connection with the services to be provided under this Agreement,
     (c) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in connection with this Agreement; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon the negligence, recklessness or willful misconduct of the Sponsor or any Sponsor Indemnified Party.

8.   Amendments: Waivers

     This Agreement may be altered or amended, and any provisions hereof may be waived, only upon the written approval of the Sponsor and the Company

9.   Notices

     Any notice or other communication given under this Agreement shall be deemed to have been given in writing (including telex, telecopy or similar teletransmission) addressed as provided below or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answerback) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the post, with postage prepaid and registered or certified.

     If to the Sponsor, to it at:        101 Main Street
                                         Cambridge, MA 02142
                                         United States of America
                                         Attn: Robert Gallahue
                                         Tel:    617-494-5515
                                         Fax:    617-494-6658


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     If to the Company, to it at:        7 Hartom Street
                                         POB 23706
                                         Jerusalem, Israel 91236
                                         Attn:   Bob Trachtenberg
                                         Tel:    972-2-541-3500
                                         Fax:    972-2-541-3501

10.  Successors

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns provided, however, that neither party may assign this Agreement except to an Affiliate that agrees in writing to bound hereby and to assume all of the obligations of the assigning party hereunder. For the purposes hereof, an "Affiliate" shall mean any entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, either party hereto.

11.  Headings

     The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

12.  Entire Agreement

     This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

13.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of


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     Israel.


     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as an agreement under seal as of the date first above written.


     Keryx Biopharmaceuticals, Inc.          Keryx Biomedical Technologies Ltd.

     By: /s/ Morris Laster                   By: /s/ Ira Weinstein

     Name: Morris Laster                     Name: Ira Weinstein

     Title: CEO                              Title: COO